CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS SECOND QUARTER 2015 RESULTS
Company Updates 2015 Guidance After Successful Spin-off of Horizon Global
BLOOMFIELD HILLS, Michigan, August 4, 2015 - TriMas Corporation (NASDAQ: TRS) today announced financial results for the quarter ended June 30, 2015. The Company reported second quarter net sales from continuing operations of $224.9 million, a slight increase as compared to second quarter 2014. The Company reported second quarter 2015 income from continuing operations attributable to TriMas Corporation of $8.5 million, or $0.19 per diluted share, as compared to income of $14.4 million, or $0.32 per diluted share, in the second quarter of 2014. Excluding Special Items(1), second quarter 2015 diluted earnings per share from continuing operations would have been $0.30, as compared to $0.37 in second quarter 2014, primarily as a result of the impact of lower oil prices, currency headwinds and resolution of a legal claim. These amounts exclude the results of operations of the Cequent businesses, which were spun-off as Horizon Global Corporation (NYSE: HZN) on June 30, 2015, and were reclassified as discontinued operations.
TriMas Highlights

•	Completed the tax-free spin-off of the Cequent businesses to TriMas' shareholders as a newly formed company named Horizon Global Corporation.

•
Amended its credit agreement to resize its credit facilities and extend maturities following the spin-off of the Cequent businesses. Used proceeds of the $214.5 million dividend from Horizon Global to reduce outstanding debt.

•	Continued to execute on reorganization and integration initiatives in Packaging and Aerospace, the Company's highest margin businesses, to drive future growth and margin expansion.

•
Within Engineered Components, achieved revenue and margin expansion in the Norris Cylinder business, and remained profitable in the Arrow Engine business despite a more than 60% decline in year-over-year sales due to the impact of lower oil prices.

"We are pleased to have completed the spin-off of the Cequent businesses - on time and within budget - into Horizon Global during the second quarter," said David Wathen, TriMas President and Chief Executive Officer. "This event represents a major milestone for our company, simplifying and improving the margin profile of our portfolio, and positioning us to deliver enhanced performance over time and drive value for shareholders. We dedicated a significant amount of effort and resources to the separation; I want to thank all of our employees for their hard work and dedication during this process and for enabling such a smooth transition."

Wathen continued, "For the second quarter, we reported net sales of $225 million and EPS of $0.30(1), including a $2.8 million charge to resolve an outstanding legal claim, which approximated $0.04 per share. These quarterly results were boosted by acquisition and organic growth, which was offset by the external headwinds of continued low oil prices, a strong U.S. dollar and ongoing inventory de-stocking in the aerospace distribution channel. Our productivity and margin initiatives in our packaging, aerospace and cylinder businesses drove solid margins, while absorbing external top-line pressures. Our engine and compressor business was able to remain profitable despite a 60% decline in sales year-over-year, as it realigned its cost structure to reflect current end market demand. Our greatest area of focus going forward is in our energy business, where we are assessing broader restructuring and additional cost actions given its recent performance. We are confident that continued execution on our key operational initiatives will position each of our businesses to deliver profitable growth as we pursue market opportunities and as external conditions improve."

Wathen concluded, "We are updating our 2015 full year outlook as a result of the recent spin-off and to reflect the intensifying external headwinds we believe will continue in the second half of the year. Accordingly, we now anticipate year-over-year sales growth of up to 2%, as organic and acquisition growth of approximately 10% is expected to be mostly offset by oil price and currency headwinds. We expect full-year 2015 diluted EPS of $1.15 to $1.25 and Free Cash Flow of $30 million to $35 million. Our simplified portfolio, with the two strategic platforms of packaging and aerospace, provides a higher-growth and higher-margin foundation to build upon. We remain committed to being a trusted global leader in delivering innovative, engineered product solutions to our customers and enhancing value for our shareholders."

Second Quarter Financial Results - From Continuing Operations

•
TriMas reported second quarter net sales of $224.9 million, a slight increase as compared to $224.7 million in second quarter 2014. Net sales increased due to the result of recent acquisitions and organic initiatives, largely offset by sales declines resulting from the impact of lower oil prices, macroeconomic uncertainty and $3.9 million of unfavorable currency exchange in Packaging and Energy.

•
The Company reported operating profit of $19.2 million in second quarter 2015, a decrease of 24.3% as compared to second quarter 2014. Excluding Special Items(1) related to severance and business restructuring, second quarter 2015 operating profit would have been $24.3 million, a decrease of 12.4% as compared to $27.7 million during second quarter 2014. Second quarter 2015 operating profit margin, excluding Special Items(1), decreased to 10.8%, primarily due to a $2.8 million charge to resolve an outstanding legal claim, manufacturing inefficiencies and higher costs related to U.S. West Coast port delays within Energy, and lower fixed cost absorption primarily in Engineered Components, partially offset by margin improvement and productivity initiatives.

•
Second quarter 2015 income from continuing operations attributable to TriMas Corporation was $8.5 million, or $0.19 per diluted share, compared to $0.32 per diluted share in second quarter 2014. Excluding Special Items(1), second quarter 2015 income from continuing operations attributable to TriMas Corporation would have been $13.8 million, or $0.30 per diluted share, as compared to $0.37 in second quarter 2014. The Company has launched numerous initiatives to drive margin improvement across the businesses, including optimizing its manufacturing footprint, exiting lower margin products and geographies, driving Lean and continuous improvement programs, and achieving synergies from previous acquisitions.

•
The Company reported Free Cash Flow (defined as Net Cash Provided by Operating Activities of Continuing Operations less Capital Expenditures) of $9.4 million for second quarter 2015 as compared to $16.6 million in second quarter 2014. On a year-to-date basis, the Company generated $7.6 million in Free Cash Flow as compared to $26.3 million during the first six months of 2014. The Company expects to generate between $30 million and $35 million in Free Cash Flow for 2015.

Discontinued Operations
On June 30, 2015, the Company completed the previously announced spin-off of its Cequent businesses (comprised of the Cequent Americas and Cequent APEA reportable segments), creating a new independent publicly-traded company, Horizon Global Corporation, through a distribution of 100% of the Company's interest in Horizon Global to holders of TriMas Corporation common shares. The results of operations of the Cequent businesses, as well as the one-time costs incurred in connection with the separation of the two companies, are presented as discontinued operations for all periods included.
Financial Position
TriMas reported total indebtedness of $464.0 million as of June 30, 2015, as compared to $638.6 million as of December 31, 2014. During the second quarter of 2015, the Company amended its credit agreement in conjunction with the spin-off of the Cequent businesses into Horizon Global, and was able to extend maturities and resize its credit facilities consistent with its operating needs. The cash distribution to the Company from Horizon Global was used to reduce the outstanding borrowings. TriMas ended second quarter 2015 with $149.2 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.
Business Segment Results - From Continuing Operations(2)
Packaging
Net sales for the second quarter increased 3.9% as compared to the year ago period, primarily as a result of increased specialty systems product sales due to the acquisition of Lion Holdings in the third quarter of 2014 and additional demand from customers in North America. These increases were partially offset by the impact of unfavorable currency exchange. While operating profit increased, the related margin percentage decreased slightly primarily due to higher selling, general and administrative costs associated with the acquisition, investments to improve global capabilities and unfavorable currency exchange, which were partially offset by lower material costs and continued productivity initiatives. The Company continues to develop specialty dispensing and closure applications for growing end markets, including personal care, cosmetic, pharmaceutical, nutrition and food/beverage, and expand into complementary products.
Aerospace
Net sales for the second quarter increased 35.8% as compared to the year ago period, primarily due to the results of Allfast, which was acquired in October 2014, partially offset by lower sales to distribution customers. Second quarter operating profit and the related margin percentage increased due to higher sales levels related to Allfast, while also absorbing the impact of purchase accounting and increased selling, general and administrative costs related to the acquisition. With recent additions to the management team of this business, the Company is focused on improving manufacturing efficiencies and throughput, leveraging the recent acquisitions, and developing and qualifying additional highly-engineered products for aerospace applications.
Energy
Second quarter net sales decreased 4.1% as compared to the year ago period, as reduced demand levels from upstream customers related to lower oil prices, lower sales in China and Brazil due to restructuring activities in those regions, and the impact of unfavorable currency exchange more than offset increased sales from international branches and new products. Second quarter operating profit and the related margin percentage also decreased as compared to the prior year period as a result of the lower sales levels, higher material sourcing costs related to the impact of the recent port delays, and higher selling, general and administrative costs, including approximately $2.8 million in expenses to resolve an outstanding legal claim. The Company has launched several initiatives to improve its profitability including the move of a portion of the gasket and fastener operations from its Houston facility to a new lower-cost facility in Mexico. The Company also has additional projects underway to optimize its global operating footprint and increase the sales of its higher-margin, specialty products.
Engineered Components
Second quarter net sales decreased 22.8% as compared to the year ago period, primarily due to lower sales of slow speed and compressor engines resulting from the impact of lower oil prices, partially offset by increased sales of industrial cylinders. Second quarter operating profit and the related margin percentage also decreased, primarily due to the reduced sales levels and lower fixed cost absorption related to engine and compression products, which was partially offset by increased sales, productivity initiatives and additional operating leverage in industrial cylinder products. The Company has responded to the dramatic drop in oil prices and the impact on engine and compressor demand by reducing its fixed cost structure, and continues to drive new product sales and expand its international sales efforts.
2015 Outlook
The Company updated its full year 2015 outlook from continuing operations as a result of the June 30, 2015 spin-off of the Cequent businesses. Due to increased headwinds related to continued low oil prices and aerospace distributor de-stocking, as well as lower than expected macroeconomic growth, the Company is estimating that 2015 sales will increase 0% to 2% on a year-over-year basis. The Company provided full-year 2015 diluted earnings per share outlook of $1.15 to $1.25, excluding any future events that may be considered Special Items. In addition, the Company expects 2015 Free Cash Flow, defined as Net Cash Provided by Operating Activities of Continuing Operations less Capital Expenditures, to be between $30 million and $35 million.

Conference Call Information
TriMas Corporation will host its second quarter 2015 earnings conference call today, Tuesday, August 4, 2015, at 10 a.m. ET. The call-in number is (888) 417-8516. Participants should request to be connected to the TriMas Corporation second quarter 2015 earnings conference call (Conference ID #6793033). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Code #6793033) beginning August 4, 2015 at 3 p.m. ET through August 11, 2015 at 3 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements contained herein, including those relating to market conditions or the Company's financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to the future prospects of the Company and the spin-off of Horizon Global Corporation as independent companies, general economic and currency conditions, various conditions specific to the Company's business and industry, the Company's leverage, liabilities imposed by the Company's debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company's accounting policies, future trends, and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.
About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into four reportable segments: Packaging, Aerospace, Energy and Engineered Components. TriMas has approximately 4,000 employees at more than 50 facilities in 16 countries. For more information, visit www.trimascorp.com.

(1)
Appendix I details certain costs, expenses and other charges, collectively described as “Special Items,” that are included in the determination of net income from continuing operations attributable to TriMas Corporation under GAAP, but that management would consider important in evaluating the quality of the Company's operating results.

(2)
Business Segment Results include Operating Profit that excludes the impact of Special Items. For a complete schedule of Special Items by segment, see “Company and Business Segment Financial Information - Continuing Operations.”

TriMas Corporation
Condensed Consolidated Balance Sheet
(Unaudited - dollars in thousands)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$26,170	$24,420
Receivables, net	140,150	132,800
Inventories	179,670	171,260
Deferred income taxes	24,030	24,030
Prepaid expenses and other current assets	18,850	8,690
Current assets, discontinued operations	—	197,420
Total current assets	388,870	558,620
Property and equipment, net	176,970	177,470
Goodwill	457,720	460,080
Other intangibles, net	286,700	297,420
Other assets	24,750	27,960
Non-current assets, discontinued operations	—	140,200
Total assets	$1,335,010	$1,661,750
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$10,460	$23,400
Accounts payable	106,380	103,510
Accrued liabilities	59,850	63,110
Current liabilities, discontinued operations	—	119,900
Total current liabilities	176,690	309,920
Long-term debt	453,490	615,170
Deferred income taxes	46,130	46,320
Other long-term liabilities	56,560	64,450
Non-current liabilities, discontinued operations	—	35,260
Total liabilities	732,870	1,071,120
Total shareholders' equity	602,140	590,630
Total liabilities and shareholders' equity	$1,335,010	$1,661,750

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Net sales	$224,900	$224,710	$449,030	$441,540
Cost of sales	(163,180)	(161,950)	(324,390)	(318,340)
Gross profit	61,720	62,760	124,640	123,200
Selling, general and administrative expenses	(42,510)	(37,390)	(82,410)	(73,720)
Operating profit	19,210	25,370	42,230	49,480
Other expense, net:
Interest expense	(3,720)	(2,120)	(7,170)	(4,230)
Debt financing and extinguishment costs	(1,970)	—	(1,970)	—
Other expense, net	(290)	(1,380)	(1,610)	(1,720)
Other expense, net	(5,980)	(3,500)	(10,750)	(5,950)
Income from continuing operations before income tax expense	13,230	21,870	31,480	43,530
Income tax expense	(4,740)	(7,430)	(11,050)	(15,400)
Income from continuing operations	8,490	14,440	20,430	28,130
Income (loss) from discontinued operations, net of tax	(6,780)	11,760	(4,740)	17,450
Net income	1,710	26,200	15,690	45,580
Less: Net income attributable to noncontrolling interests	—	—	—	810
Net income attributable to TriMas Corporation	$1,710	$26,200	$15,690	$44,770
Basic earnings per share attributable to TriMas Corporation:
Continuing operations	$0.19	$0.32	$0.45	$0.61
Discontinued operations	(0.15)	0.26	(0.10)	0.39
Net income per share	$0.04	$0.58	$0.35	$1.00
Weighted average common shares—basic	45,150,827	44,901,090	45,074,394	44,834,842
Diluted earnings per share attributable to TriMas Corporation:
Continuing operations	$0.19	$0.32	$0.45	$0.60
Discontinued operations	(0.15)	0.26	(0.10)	0.39
Net income per share	$0.04	$0.58	$0.35	$0.99
Weighted average common shares—diluted	45,418,907	45,230,862	45,409,875	45,208,488

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Six months ended June 30,
	2015	2014
Cash Flows from Operating Activities:
Net income	$15,690	$45,580
Income (loss) from discontinued operations	(4,740)	17,450
Income from continuing operations	20,430	28,130
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on dispositions of property and equipment	300	180
Depreciation	10,830	10,380
Amortization of intangible assets	10,580	7,180
Amortization of debt issue costs	1,020	960
Deferred income taxes	(250)	(3,110)
Non-cash compensation expense	2,870	4,190
Excess tax benefits from stock based compensation	(270)	(1,030)
Debt financing and extinguishment costs	1,970	—
Increase in receivables	(8,930)	(22,370)
(Increase) decrease in inventories	(9,210)	2,030
Decrease in prepaid expenses and other assets	510	1,380
Increase (decrease) in accounts payable and accrued liabilities	(8,550)	10,750
Other, net	(820)	560
Net cash provided by operating activities of continuing operations	20,480	39,230
Net cash used for operating activities of discontinued operations	(14,030)	(16,240)
Net cash provided by operating activities	6,450	22,990
Cash Flows from Investing Activities:
Capital expenditures	(12,890)	(12,940)
Net proceeds from disposition of property and equipment	690	40
Net cash used for investing activities of continuing operations	(12,200)	(12,900)
Net cash used for investing activities of discontinued operations	(2,510)	(7,350)
Net cash used for investing activities	(14,710)	(20,250)
Cash Flows from Financing Activities:
Proceeds from borrowings on term loan facilities	275,000	—
Repayments of borrowings on term loan facilities	(441,360)	(4,440)
Proceeds from borrowings on revolving credit and accounts receivable facilities	697,890	552,110
Repayments of borrowings on revolving credit and accounts receivable facilities	(703,390)	(489,310)
Payments for deferred purchase price	(5,710)	—
Debt financing fees	(1,850)	—
Distributions to noncontrolling interests	—	(580)
Payment for noncontrolling interests	—	(51,000)
Shares surrendered upon vesting of options and restricted stock awards to cover tax obligations	(2,620)	(2,740)
Proceeds from exercise of stock options	430	430
Excess tax benefits from stock based compensation	270	1,030
Cash transferred to the Cequent businesses	(17,050)	—
Net cash provided by (used for) financing activities of continuing operations	(198,390)	5,500
Net cash provided by financing activities of discontinued operations	208,400	3,140
Net cash provided by financing activities	10,010	8,640
Cash and Cash Equivalents:
Net increase for the period	1,750	11,380
At beginning of period	24,420	27,000
At end of period	$26,170	$38,380
Supplemental disclosure of cash flow information:
Cash paid for interest	$9,690	$5,550
Cash paid for taxes	$17,390	$10,740

TriMas Corporation
Company and Business Segment Financial Information
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Packaging
Net sales	$89,580	$86,250	$168,540	$167,680
Operating profit	$20,710	$20,540	$38,220	$38,900
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$280	$—	$430	$—
Excluding Special Items, operating profit would have been	$20,990	$20,540	$38,650	$38,900

Aerospace
Net sales	$43,220	$31,820	88,960	59,010
Operating profit	$7,220	$5,660	15,300	10,520
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$830	$—	1,620	—
Excluding Special Items, operating profit would have been	$8,050	$5,660	16,920	10,520

Energy
Net sales	$50,150	$52,320	$101,310	$105,100
Operating profit (loss)	$(7,170)	$(630)	$(6,830)	$1,970
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$3,910	$2,350	$5,340	$2,350
Excluding Special Items, operating profit (loss) would have been	$(3,260)	$1,720	$(1,490)	$4,320

Engineered Components
Net sales	$41,950	$54,320	$90,220	$109,750
Operating profit	$6,220	$8,950	$12,190	$16,830
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$60	$—	140	—
Excluding Special Items, operating profit would have been	$6,280	$8,950	12,330	16,830

Corporate Expenses
Operating loss	$(7,770)	$(9,150)	$(16,650)	$(18,740)

Total Continuing Operations
Net sales	$224,900	$224,710	$449,030	$441,540
Operating profit	$19,210	$25,370	$42,230	$49,480
Total Special Items to consider in evaluating operating profit	$5,080	$2,350	$7,530	$2,350
Excluding Special Items, operating profit would have been	$24,290	$27,720	$49,760	$51,830

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Income from continuing operations, as reported	$8,490	$14,440	$20,430	$28,130
Less: Net income attributable to noncontrolling interests	—	—	—	810
Income from continuing operations attributable to TriMas Corporation	8,490	14,440	20,430	27,320
After-tax impact of Special Items to consider in evaluating quality of income from continuing operations:
Severance and business restructuring costs	4,030	2,270	5,930	2,270
Debt extinguishment costs	1,240	—	1,240	—
Excluding Special Items, income from continuing operations attributable to TriMas Corporation would have been	$13,760	$16,710	$27,600	$29,590

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Diluted earnings per share from continuing operations attributable to TriMas Corporation, as reported	$0.19	$0.32	$0.45	$0.60
After-tax impact of Special Items to consider in evaluating quality of EPS from continuing operations:
Severance and business restructuring costs	0.08	0.05	0.13	0.05
Debt extinguishment costs	0.03	—	0.03	—
Excluding Special Items, EPS from continuing operations would have been	$0.30	$0.37	$0.61	$0.65
Weighted-average shares outstanding	45,418,907	45,230,862	45,409,875	45,208,488

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Net cash provided by operating activities of continuing operations	$16,640	$24,250	$20,480	$39,230
Less: Capital expenditures of continuing operations	(7,200)	(7,700)	(12,890)	(12,940)
Free Cash Flow from continuing operations	$9,440	$16,550	$7,590	$26,290